Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-75854 and 333-48316) of IVAX Diagnostics, Inc. of our report dated March 30, 2007 relating to the financial statements and financial statement schedule for the year ended December 31, 2006 which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

March 30, 2007